Exhibit 10.12

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 4th day of March, 2016, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership (“Landlord”), and AVINGER, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.                                    Landlord and Tenant entered into that certain Lease dated July 30, 2010 (the “Original Lease”), as amended by that certain First Amendment to Lease dated September 30, 2011 (the “First Amendment”), pursuant to which Tenant currently leases approximately 44,200 rentable square feet of space comprised of (i) that certain space containing approximately 19,600 rentable square feet of space comprising the entire building located at 400 Chesapeake Drive, Redwood City, California 94063 (the “400 Building”) and (ii) that certain space containing approximately 24,600 rentable square feet of space comprising the entire building located at 600 Chesapeake Drive, Redwood City, California 94063 (the “600 Building”).  The Original Lease and the First Amendment are collectively, the “Lease.”

B.                                    The parties desire to extend the Lease Term and otherwise amend the Lease on the terms and conditions set forth in this Second Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                          Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.

2.                          Condition of the Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition.  Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

3.                          Extended Lease Term.  Pursuant to the Lease, the Lease Term is scheduled to expire on November 30, 2016.  Landlord and Tenant hereby agree to extend the Lease Term for a period of three (3) years, from December 1, 2016, until November 30, 2019, on the terms and conditions set forth in the Lease, as hereby amended by this Second Amendment, unless

BRITTANIA SEAPORT CENTRE

[Second Amendment]

[Avinger, Inc.]

sooner terminated as provided in the Lease.  The period of time commencing on December 1, 2016, and ending on November 30, 2019, shall be referred to herein as the “Extended Term.”

3.1                               Option to Extend Lease Term.  Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed to represent the first of Tenant’s two (2) options to extend the Lease Term as provided in Section 2.2 of the Original Lease, and that effective as of the date of this Second Amendment, Tenant shall continue to have only one (1) option to extend the Lease Term for a period of three (3) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease.

4.                          Rent.

4.1                               Base Rent.  Prior to December 1, 2016, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease.  During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
December 1, 2016 – November 30, 2017	$1,856,400.00	$154,700.00	$3.50
December 1, 2017 – November 30, 2018	$1,912,092.00	$159,341.00	$3.61
December 1, 2018 – November 30, 2019	$1,969,454.76	$164,121.23	$3.71

4.2                               Direct Expenses.  Prior to and during the Extended Term, Tenant shall continue to be obligated to pay Tenant’s Share of the annual Direct Expenses in connection with the Premises which arise or accrue during such periods in accordance with the terms of the Lease.

5.                          Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Jones Lang LaSalle (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6.                          California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

7.                          No Further Modification.  Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

HCP LS REDWOOD CITY, LLC,		AVINGER, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Jonathan Bergschneider	By:	/s/ Matthew Ferguson
Jonathan Bergschneider
	Executive Vice President		Name: Matthew Ferguson

Its: CFO

		By:	/s/ Jeffrey M. Soinski

Name: Jeffrey M. Soinski

Its: CEO